EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Evolving Systems, Inc. on Form S-8 (File No. 333-227667, File No. 333-222091, File No. 333-212538, File No. 333-205795) of our report dated March 17, 2021, with respect to our audits of the consolidated financial statements of Evolving Systems, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Evolving Systems, Inc. for the year ended December 31, 2020.

/s/ Marcum LLP

Marcum LLP

Philadelphia, Pennsylvania

March 17, 2021